UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 13, 2005

ChromaVision Medical Systems, Inc

(Exact name of registrant as specified in its charter)

Delaware	000-22677	75-2649072
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

33171 Paseo Cerveza, San Juan Capistrano, CA		92675
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(949) 443-3355

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement

On January 13, 2005, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) recommended to the Board and the Board approved payment of annual incentive cash bonuses for the 2004 fiscal year to participants in the Registrant’s management incentive plan (the “Plan”), which participants included certain executive officers.  The awards were made pursuant to the Plan adopted by the Board in April 2004, which is not set forth in a written agreement and which established a potential bonus pool for the payment of year-end bonuses to officers and other key personnel based on 2004 performance and operating results.  Under the Plan, the Board established revenue, EBITDA, and other operating milestones as incentives for superior individual, group and company performance. The Committee’s criteria for payment of the 2004 year-end cash bonus included: (i) the Registrant’s successful launch of the diagnostic lab offerings; (ii) meeting targeted revenue & cost projections; and (iii) each participant’s meeting individually established subjective performance goals.  At the recommendation of the executive officers of the Company, the Board agreed to make awards for the following executives on the dates as set forth below:

Name of Officer	Position	Payable by March 1, 2005	Payable on December 1 ,2005
Ronald A. Andrews	President and Chief Executive Officer	$0	$30,000
Stephen T. D. Dixon	Executive Vice President and Chief Financial Officer	$25,500	$25,500
Heather Creran	Executive Vice President and Chief Operating Officer Oncology Services	$9,000	$9,000
Karen K. Garza	Senior Vice President - Marketing	$10,000	$10,000
Kenneth Bloom, MD	Medical Director – ChromaVision Pathology Associates	$6,000	$6,000
Kenneth D. Bauer, Ph.D.	Senior Vice President and Chief Science Officer	$4,000	$4,000
Jose Torre-Bueno, Ph.D.	Vice President and Chief Technology Officer	$6,000	$6,000
Karen Yamamoto, Ph.D.	Vice President and General Manager Instrument Systems	$7,000	$7,000
Richard Cote, MD	Vice President and Chief Medical Officer	$5,000	$5,000

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ChromaVision Medical Systems, Inc.

Date: January 19, 2005	By:	/s/ Stephen T. D. Dixon
	Name:	Stephen T.D. Dixon
	Title:	Executive Vice President and
Chief Financial Officer